UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

WORLD ACCEPTANCE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 30, 2005

To the Shareholders of

World Acceptance Corporation:

In connection with the Annual Meeting of Shareholders of your Company to be held on August 3, 2005, we enclose a Notice of the Meeting, this Proxy Statement containing information about the matters to be considered at the Meeting, and a form of proxy relating to those matters.

In addition, we enclose our 2005 Annual Report which provides information relating to the Company’s activities and operating performance during the most recent fiscal year.

You are cordially invited to attend the Annual Meeting of Shareholders. We would appreciate your signing and returning the form of proxy so that your shares can be voted in the event that you are unable to attend the Meeting. A postage-paid return envelope for that purpose is provided for your convenience. Your proxy will, of course, be returned to you if you are present at the Meeting and elect to vote in person. It may also be revoked in the manner set forth in the Proxy Statement. We look forward to seeing you at the Annual Meeting.

Sincerely yours,

Charles D. Walters

Chairman of the Board

WORLD ACCEPTANCE CORPORATION

108 Frederick Street

Greenville, South Carolina 29607

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of World Acceptance Corporation will be held at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, on Wednesday, August 3, 2005, at 11:00 a.m., local time, for the following purposes:

1.	To elect seven (7) directors to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

2.	To consider and act upon a proposal to approve the 2005 Stock Option Plan authorizing the grant of stock purchase options and restricted stock awards for a maximum of 1,000,000 shares of Common Stock of the Company in the aggregate.

3.	To consider and act upon a proposal to ratify the action of the Audit Committee in selecting KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year; and

4.	To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on June 17, 2005 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors of the Company would appreciate your signing and returning the accompanying form of proxy promptly so that, if you are unable to attend, your shares can nevertheless be voted at the Annual Meeting.

Charles D. Walters

Chairman of the Board

June 30, 2005

IMPORTANT NOTICE

Please Sign and Mail Your Proxy Promptly

WORLD ACCEPTANCE CORPORATION

108 Frederick Street

Greenville, South Carolina 29607

PROXY STATEMENT

The following statement, first mailed on or about June 30, 2005, is furnished in connection with the solicitation by the Board of Directors (the “Board”) of World Acceptance Corporation (the “Company”) of proxies to be used at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on August 3, 2005, at 11:00 a.m., local time, at the Company’s main office at 108 Frederick Street, Greenville, South Carolina, and at any adjournment or adjournments thereof.

The accompanying form of proxy is for use at the Meeting if a shareholder is unable to attend in person or plans to attend but prefers to vote by proxy. The proxy may be revoked by the shareholder at any time before it is exercised by submitting to the Secretary of the Company written notice of revocation, or a properly executed proxy of a later date, or by attending the Meeting and electing to vote in person. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of:

1.	The election to the Board of the seven (7) nominees named in this Proxy Statement;

2.	The approval of the 2005 Stock Option Plan; and

3.	The ratification of the Audit Committee’s selection of KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current fiscal year.

The entire cost of soliciting these proxies will be borne by the Company. In addition to the solicitation of the proxies by mail, the Company will request banks, brokers, and other record holders to send proxies and proxy materials to the beneficial owners of the Company’s common stock, no par value (the “Common Stock”), and secure the beneficial owners’ voting instructions, if necessary. The Company will reimburse them for their reasonable expenses in so doing. If necessary, the Company may use several of its regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by other forms of communication.

Pursuant to the provisions of the South Carolina Business Corporation Act, the Board of Directors has fixed June 17, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and, accordingly, only holders of record of outstanding shares (the “Shares”) of the Common Stock at the close of business on that date will be entitled to notice of and to vote at the Meeting.

The number of outstanding Shares entitled to vote as of the record date was 18,738,507. Each Share is entitled to one vote. In accordance with South Carolina law and the Company’s bylaws, a majority of the outstanding Shares entitled to vote, represented in person or by proxy, will constitute a quorum for the election of directors, the approval of the 2005 Stock Option Plan and the ratification of the selection of auditors. Abstentions and broker non-votes (if any) will be counted for purposes of determining the presence or absence of a quorum.

With regard to the election of directors, votes may either be cast in favor of or withheld, and directors will be elected by a plurality of the votes cast. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the election of directors. Approval of the 2005 Stock Option Plan and approval of the auditors will be granted if more votes are cast in favor of such proposal than are cast against it. Accordingly, abstentions will have no effect on the outcome of the vote these proposals. Broker non-votes (if any), will not be counted as votes cast and will have no effect on the outcome of the vote on any proposals. Cumulative voting is not permitted under the Company’s articles of incorporation.

On June 17, 2005, the only class of voting securities the Company had issued and outstanding was its Common Stock. The following table sets forth the names and addresses of, and the numbers and percentages of Shares beneficially owned by, persons known to the Company to beneficially own five percent or more of the outstanding Shares. Except as noted otherwise, each shareholder listed below possesses sole voting and investment power with respect to the Shares listed opposite the shareholder’s name.

Ownership of Shares by Certain

Beneficial Owners as of June 17, 2005

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Columbia Wanger Asset Management L.P. (1) WAM Acquisition GP, Inc. Columbia Acorn Trust 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,977,300	15.9%

Thomas W. Smith (2) Scott J. Vassalluzo Daniel J. Englander 323 Railroad Avenue Greenwich, Connecticut 06830	2,036,648	10.9%

Barclay Global Investors, N.A., et al. (3) 45 Fremont Street San Francisco, California 94105	996,455	5.3%

(1)	Based on an amended Schedule 13G dated February 11, 2005. Columbia Wanger Asset Management, L.P. and WAM Acquisition GP, Inc. report shared voting and dispositive power over all Shares listed, and Columbia Acorn Trust reports shared voting and dispositive power over 2,340,200 of the Shares listed.
(2)	Based on an amended Schedule 13G dated February 14, 2005. Mr. Smith reports shared voting and dispositive power over 1,941,848 Shares, Mr. Vassalluzo reports shared voting and dispositive power over 1,896,848 Shares and Mr. Englander reports shared voting and dispositive power over 45,000 Shares. Mr. Smith reports sole voting and dispositive power over 94,800 Shares. Mr. Vassalluzo reports sole dispositive power over 36,000 Shares, and Mr. Englander reports sole power to vote and dispose of 3,000 Shares.
(3)	Based on a Schedule 13 dated February 14, 2005. Barclays Global Investors, N.A. and certain related entities report sole voting power over only 948,793 of the Shares listed.

ELECTION OF DIRECTORS

The Company’s bylaws provide for seven directors. The Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the director candidates described below. It is intended that the persons named in the accompanying proxy will vote only for the seven nominees for director named on the following pages, except to the extent authority to so vote is withheld with respect to one or more nominees. Each director will be elected to serve until the next annual meeting of shareholders or until a successor is elected and qualified. Directors will be elected by a plurality of the votes cast.

Although the Board does not expect that any of the nominees named will be unavailable for election, in the event of a vacancy in the slate of nominees occasioned by death or any other unexpected occurrence, it is intended that Shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the Nominating and Corporate Governance Committee.

During the most recent fiscal year, the Board of Directors held four regularly scheduled meetings. Each director attended all meetings of the Board of Directors and all meetings of each committee on which he served, except that Mr. Gilreath was unable to attend one meeting of the Board of Directors and one meeting each of the Compensation and Stock Option Committee and the Nominating and Corporate Governance Committee. The Board typically schedules a meeting in conjunction with the Company’s annual meeting of shareholders and expects that all directors will attend the annual meeting absent a schedule conflict or other valid reason. All of our directors attended the Company’s 2004 Annual Meeting.

Each director who is not an employee of the Company currently is paid a $4,500 quarterly retainer, plus $1,000 for each meeting of the Board of Directors attended and $500 for attendance at each meeting of a committee on which he serves. The Chairman of each committee receives an additional $500 for each committee meeting attended. The Company offers a deferred fee plan for its non-employee directors under which participating directors may defer any or all of their retainer and meeting fees for specified time periods. The deferred fee plan is non-qualified for tax purposes. Deferred fees under the plan earn interest at the prime rate or, at each participating director’s option, a return based on the Company’s stock price performance over time. During calendar 2004, Mr. Bramlett elected to defer 100% of the retainer and meeting fees to which he was entitled. None of the other directors have elected to participate in this plan. All directors are reimbursed for ordinary and necessary out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, each outside director received options to purchase 6,000 Shares on each April 30 from 1992 through 2001, 1,500 Shares on May 14, 2002, 10,500 Shares on May 16, 2003 and 6,000 on April 30, 2004 and 2005, pursuant to the terms of the Company’s 1992, 1994 and 2002 Stock Option Plans. The exercise price for these options was the fair market value of the Shares on the date of grant, and each option is exercisable for 10 years from the date of grant.

The Board of Directors maintains an Audit Committee on which Messrs. Way (Chairman), Bramlett, and Hummers served during fiscal 2005. The Audit Committee reviews the results and scope of each audit, the service provided by the Company’s independent accountants and all related-party transactions. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Audit Committee is an independent director. In addition, the Board has determined that each member of the Audit Committee meets the heightened standards of independence for audit committee members under the Securities Exchange Act of 1934. The Audit Committee met five times during the most recent fiscal year. This included quarterly conference call meetings with management and the Company’s independent auditors to review interim financial information prior to its public release. Additional information regarding the Audit Committee is set forth below under “Appointment of Independent Public Accountants.”

The Board also maintains a Compensation and Stock Option Committee on which Messrs. Gilreath (Chairman), Bramlett, Hummers and Way serve. This Committee establishes and reviews the compensation criteria and policies of the Company, reviews the performance of the officers of the Company and recommends appropriate compensation levels to the Board of Directors. Additionally, this Committee administers the Company’s 1992, 1994, and 2002 Stock Option Plans. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Compensation and Stock Option Committee is an independent director. The Compensation and Stock Option Committee met three times during the most recent fiscal year.

The Board also maintains a Nominating and Corporate Governance Committee on which Messrs. Bramlett (Chairman), Gilreath, Hummers and Way serve. This committee makes recommendations to the Board regarding nominations for director and senior executive candidates, makes recommendations regarding membership of Board Committees and reviews issues with respect to the structure of Board meetings. This Committee meets at the discretion of the Board or at the call of any two directors. The Board has determined, in accordance with NASDAQ independence requirements, that each member of the Corporate Governance and Nominating Committee is an independent director. This Committee met once in fiscal 2005.

The following is a list of nominees for election to the Board of Directors. Each nominee’s name, age, current principal occupation (which has continued for at least five years unless otherwise indicated) and the name and principal business of the organization in which that occupation is carried on, the year each incumbent was first elected to the Board, all positions and offices presently held with the Company, and directorships in other public companies are set forth below. Each of the nominees served on the Board of Directors during the Company’s last fiscal year. None of the following nominees or current directors is related (as first cousin or closer) by blood, marriage, or adoption to any other nominee, director, or person who may be deemed to be an executive officer of the Company.

CHARLES D. WALTERS (66), Chairman, World Acceptance Corporation. Mr. Walters has served as Chairman of the Board of Directors since July 1991 and as a director since April 1989. Mr. Walters served as chief executive officer between July 1991 and August 2003, as president from 1986 to 1996, executive vice president from 1984 to 1986, and as regional vice president responsible for operations in Texas and Oklahoma from 1976 to 1984. Mr. Walters joined a predecessor of the Company in 1972. Mr. Walters also serves as the chairman of the board of directors of Independence Bancshares, Inc., a community bank in Greenville, South Carolina.

DOUGLAS R. JONES (53), President and Chief Executive Officer, World Acceptance Corporation. Mr. Jones has served as chief executive officer since August 2003, aspresident since August 1999 and as a director since May 2001. Mr. Jones served as chief operating officer from August 1999 to August 2003. Prior to August 1999, Mr. Jones was a regional operations director for Associates Financial Services, Inc. Mr. Jones was employed by Associates Financial Services, Inc. in various positions from August 1977 until June 1999.

A. ALEXANDER McLEAN, III (54), Executive Vice President and Chief Financial Officer, World Acceptance Corporation. Mr. McLean has served as executive vice president since August 1996, senior vice president since 1992, and as vice president and chief financial officer and a director since June 1989. Mr. McLean is a certified public accountant in South Carolina.

JAMES R. GILREATH (63), Attorney, The Gilreath Law Firm, P. A., Greenville, South Carolina, a law firm. Mr. Gilreath has served as a director of the Company since April 1989.

WILLIAM S. HUMMERS, III (59), Vice Chairman and Executive Vice President, The South Financial Group, Inc., Greenville, South Carolina, a bank holding company. Mr. Hummers has served in his present capacities with The South Financial Group, Inc., formerly Carolina First Corporation, since 1988. Mr. Hummers currently serves as a director of The South Financial Group, Inc. Mr. Hummers has served as a director of the Company since April 1989.

CHARLES D. WAY (52), Chairman and Chief Executive Officer, Ryan’s Restaurant Group, Inc., Greer, South Carolina, a restaurant company. Mr. Way has served as president of Ryan’s Family Steak Houses, Inc. from 1988 until 2004, as its chief executive officer since 1989, and as its chairman since October 1992. From 1986 until 1988, Mr. Way served as executive vice president, treasurer and secretary of Ryan’s Family Steak Houses, Inc. Mr. Way currently serves as a director of Ryan’s Family Steak Houses, Inc. Mr. Way has served as a director of the Company since September 1991.

KEN R. BRAMLETT, JR. (45), Partner, Kennedy Covington Lobdell & Hickman, LLP, a Charlotte, North Carolina law firm, since March 2005. From 1996 to 2004, Mr. Bramlett served as Senior Vice President and General Counsel of Venturi Partners, Inc., (formerly known as Personnel Group of America, Inc.), Charlotte, North Carolina, an information technology and personnel staffing services company. Mr. Bramlett also served as chief financial officer of Venturi from October 1999 to January 2001, and as a director of that company from August 1997 to January 2001. Prior to October 1996, Mr. Bramlett was an attorney with Robinson, Bradshaw & Hinson, P.A., a Charlotte, North Carolina, law firm, for 12 years. Mr. Bramlett also serves as a director of Raptor Networks Technology, Inc. Mr. Bramlett has served as a director of the Company since October 1993.

The following table sets forth the sole (unless otherwise indicated) beneficial ownership, as defined by Rule 13d-3 promulgated under the Securities Exchange Act of 1934, of Shares as of June 17, 2005, for each director, nominee, or executive officer identified in the Summary Compensation Table and all directors and executive officers as a group.

OWNERSHIP OF COMMON STOCK OF MANAGEMENT AS OF JUNE 17, 2005

	Shares Beneficially Owned
Name of Individual or Number in Group	Amount (1)		Percent of Class
Charles D. Walters	499,540	(2)	2.7%
A. Alexander McLean, III	280,213	(3)	1.5%
James R. Gilreath	96,500	(4)	*
Charles D. Way	36,000		*
Ken R. Bramlett, Jr.	60,800		*
Douglas R. Jones	96,000		*
William S. Hummers, III	31,780		*
Mark C. Roland	—		*
Charles F. Gardner, Jr.	—		*
Director and all executive officers as a group (9 persons)	1,100,833		5.7%

*	Less than 1%.
(1)	Includes the following Shares subject to options exercisable within 60 days of June 17, 2005; Mr. Walters – 6,000; Mr. McLean – 173,333; Mr. Gilreath – 36,000; Mr. Way – 30,000; Mr. Bramlett – 54,000; Mr. Jones – 91,000; Mr. Hummers – 25,500; Directors and Executive Officers as a group – 415,833.
(2)	Includes 53,500 Shares held in trust for the benefit of Mr. Walters’ grandchildren and nephew, and 1,040 Shares held by Mr. Walters’ spouse. Mr. Walters disclaims beneficial ownership of these Shares.
(3)	Includes 51,000 Shares in a self-directed retirement account maintained for the benefit of Mr. McLean.
(4)	Includes 7,500 Shares held in a profit-sharing trust for which Mr. Gilreath serves as trustee. Also includes 53,000 Shares in a limited partnership in which Mr. Gilreath is a partner.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Policy and Committee Charters

In furtherance of its goal of providing effective governance of the Company’s business and affairs for the benefit of shareholders, the Board of Directors of the Company has adopted a corporate governance policy. Copies of the governance policy and the committee charters for the Company’s Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee are available by mail to any shareholder that requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, SC 29606. In addition, a copy of the charter for the Nominating and Corporate Governance Committee is attached hereto as Appendix A.

Director Independence

The Board of Directors has determined that a majority of its members are independent and meet the independence requirements of NASDAQ. Douglas R. Jones, President and Chief Executive Officer; Mr. A. Alexander McLean, Executive Vice President and Chief Financial Officer; and Mr. Charles D. Walters, former Chief Executive Officer of the Company, do not meet the independence requirements of NASDAQ.

Audit Committee Financial Experts

The Board of Directors has determined that each member of the Audit Committee, Mr. Way, Mr. Bramlett and Mr. Hummers, is an audit committee financial expert. Each of these members is also “independent” as that term is defined in accordance with the independence requirements of NASDAQ.

Executive Sessions of Non-Management Directors

Non-management Board members will meet without management present at regularly scheduled executive sessions. In addition, to the extent that the group of non-management directors include directors that are not independent directors, at least once a year an executive session including only independent directors will be scheduled. Mr. Ken R. Bramlett, Jr., or any successor Chairman of the Nominating and Corporate Governance Committee, will preside over meetings of the non-management or independent directors.

Code of Ethics and Code of Business Conduct and Ethics

The Company has adopted a written Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all directors, employees and officers of the Company (including the Company’s President and Chief Executive Officer (principal executive officer) and Executive Vice President and Chief Financial Officer (principal financial and accounting officer)). The Code of Ethics has been filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended March 31, 2005. A copy of Code of Ethics is available to any shareholder that requests a copy by writing to the Company’s Corporate Secretary at P.O. Box 6429, Greenville, South Carolina 29606.

Shareholder Communications with Directors

Any shareholder who wishes to communicate with our board of directors, or one or more individual directors, can write to them at this address:

World Acceptance Corporation

Board Administration

c/o Corporate Secretary

P. O. Box 6429

Greenville, South Carolina 29606

Your letter should indicate that you are a shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to address the communication directly, for example where it is a request for information about the Company or a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each meeting of the Board, a member of management will present a summary of all communications received since the last meeting that were not forwarded. Those communications will be available to the directors on request.

Director Nominations

Our Board of Directors is responsible for nominating members of the Board and for filling vacancies on the Board that may exist between annual meetings of shareholders, except to the extent that our bylaws or applicable South Carolina law require otherwise. The Board of Directors has delegated the screening process for other director nominees to the Nominating and Corporate Governance Committee (the “Governance Committee”). Our Governance Committee consists of four “independent” directors, as determined by the Board in accordance with applicable NASDAQ standards.

Our corporate governance policy outlines certain minimum criteria for Board membership. These criteria reflect the Board’s belief that all directors should have the highest personal and professional integrity and, as a general rule, should be persons who have demonstrated exceptional ability, diligence and judgment. In addition, the policy requires that at least a majority of the Board consist of independent directors. The Governance Committee has not developed or recommended to the Board any specific criteria for Board membership to complement these general criteria. However, the Governance Committee believes that directors should, at a minimum, have expertise that may be useful to the Company. Directors should also be willing and able to devote the required amount of time to Company business.

The Governance Committee applies these criteria when evaluating all nominee candidates. When current Board members are considered for nomination for re-election, the Governance Committee also considers their prior Board contributions and meeting attendance records.

When seeking director candidates, the Governance Committee may solicit suggestions from incumbent directors, management or others. As our corporate governance policy and the Governance Committee charter indicate, the Committee will also consider candidates recommended by shareholders, provided that such nominations are made in writing and are received by the Company at its executive offices not later than, in the case of nominees to be considered for election at the 2006 Annual Meeting of Shareholders, March 2, 2006 (which is 120 days prior to the expected mailing date of the 2006 Proxy Statement). Any nomination should be sent to the attention of the Company Secretary and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years. The nomination must also include home and business addresses and telephone numbers and include a signed representation by the nominee to timely provide all information requested by the Company as part of its disclosure in regard to the solicitation of proxies for the election of directors. The name of each such candidate for director must be placed in nomination at the Annual Meeting by a shareholder present in person. The nominee must also be present in person at the meeting. A vote for a person who has not been duly nominated pursuant to these requirements is void.

The Governance Committee’s process for recommending nominees begins with a preliminary assessment of each candidate based on the individual’s resume and biographical information, willingness to serve and other background information. This information is evaluated against the criteria stated above and the specific needs of the Company at that time. After these preliminary assessments, the candidates who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews to continue the evaluative process. Incumbent directors, however, generally are not required to interview again. On the basis of the information learned during this process, the Governance Committee determines which nominees to recommend to the Board for nomination.

Our Governance Committee does not currently use the services of any third party search firm to assist in identifying or evaluating board candidates. However, the Committee may engage a third party to provide these services in the future, as it deems appropriate at the time.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors, and greater-than-10-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all of the Company’s executive officers, directors, and greater-than-10-percent beneficial owners have complied with such reporting requirements during the fiscal year ended March 31, 2005, except that one Form 4 for Mr. Hummers was filed late.

SHAREHOLDER RETURN

Performance Graph. The following chart provides a graphic comparison of the cumulative shareholder return on the Company’s Shares to (a) the cumulative total return of the NASDAQ Composite Index and (b) the cumulative total return of the NASDAQ Financial Index. All cumulative returns assume the investment of $100.00 in each of the Company’s Shares, the NASDAQ Composite Index and the NASDAQ Financial Index on March 31, 2000.

Comparison of Cumulative Total Return Between World

Acceptance Corporation, NASDAQ Composite Index and

NASDAQ Financial Index

	3/31/00	3/31/01	3/31/02	3/31/03	3/31/04	3/31/05
World Acceptance Corporation	100.00	132.14	138.65	177.76	387.32	504.05
NASDAQ Composite Index	100.00	40.03	40.34	29.61	43.71	44.00
NASDAQ Financial Index	100.00	110.72	137.76	127.83	183.78	191.04

EXECUTIVE COMPENSATION

Report of Compensation and Stock Option Committee

The Compensation and Stock Option Committee is responsible for establishing compensation and benefits for the members of senior management of the Company. This Committee annually evaluates the Company’s performance and compensation paid to the Company’s executive officers and other senior management. It is also responsible for administering the Company’s 1992, 1994, and 2002 Stock Option Plans and meets periodically to consider option grants to newly hired, promoted, and existing members of management.

Objectives and Policies

The Compensation and Stock Option Committee seeks to establish compensation policies, plans, and programs to accomplish two objectives: (i) to attract and retain highly capable and well-qualified executives and other employees and (ii) to focus executives’ efforts on increasing shareholder value. To achieve these objectives, the Committee has established a compensation package consisting of base salary, short-term incentive compensation in the form of annual cash bonuses based on the performance of the Company during the prior fiscal year, and long-term incentive compensation primarily in the form of discretionary stock options and restricted stock awards that vest over a period of time.

The following executive officers have been compensated pursuant to the objectives described above in accordance with employment agreements and in accordance with incentive compensation plans described below: Messrs. Walters and McLean since the beginning of fiscal 1995, and Mr. Jones since August 1999. The Compensation and Stock Option Committee believes that it is desirable to tie a significant percentage of each executive’s overall compensation to the achievement of goals designed to maximize shareholder value. Accordingly, the employment agreements provide for minimum base salary levels, subject to adjustment at the discretion of the Committee, potentially significant annual cash bonus awards based on the achievement of objective annual Company performance goals, and potentially significant awards of stock options and restricted stock. As provided under the terms of Mr. Walter’s revised employment agreement in connection with his retirement as Chief Executive Officer, he did not participate in the bonus or equity incentive components of the Company’s compensation program during fiscal 2005.

For fiscal 2005 Messrs. Walters, Jones, and McLean were paid the minimum base salaries established under their employment agreements. The amount of cash bonuses awarded to Messrs. Jones and McLean for fiscal 2005 were determined in accordance with the Company’s Executive Incentive Plan (the “Executive Incentive Plan”) and based on the Company’s achievement of pre-established annual goals related to (1) increases in earnings per share, (2) growth in loans receivable, (3) expense control, and (4) control of loan charge-offs. The Committee selected these goals to motivate and reward the maximization of shareholder value based on its belief that earnings per share is the most direct measure of shareholder value and that growth in loans receivable, expense control and charge-off control are the three most significant determinants of earnings per share. The relative weights assigned to each of these goals in determining the amount of cash bonus compensation for Messrs. Jones and McLean in fiscal 2005 were as follows: earnings per share—40%; growth in loans receivable—30%; expense control—20%; and charge-off control – 10%. Possible bonuses ranging from 25% to 150% of base salary for Mr. Jones, and from 20% to 120% of base salary for Mr. McLean were available for fiscal 2005 depending upon whether the Company reached the pre-established minimum, threshold, target, or maximum levels of achievement with respect to a particular goal. During fiscal 2005, the Company achieved the maximum performance level with respect to its goal for expense control; target levels for earnings per share and growth in loans receivable; and threshold level with respect to charge-off control. As a result, the cash bonuses payable under the Executive Incentive Plan amounted to 105.0% and 84.0% of base salary for Messrs. Jones and McLean, respectively.

The compensation of the Company’s other two executive officers, Mr. Roland and Mr. Gardner, provide for bonuses which are based 70% and 50% respectively, on the same Company performance goals that determine the compensation of Messrs. Jones and McLean, with the balance of the potential bonus based on the achievement of business unit performance goals.

Historically, the long-term incentive components of the Company’s executive compensation have been stock options under the 1992, 1994, and 2002 Stock Option Plans. Options may have a term of up to 10 years, but expire earlier upon an executive’s termination of employment. Options granted under the 1992, 1994, and 2002 Stock Option Plans are exercisable at the fair market value of the Shares at the date of grant. Restricted stock awards may contain such transfer restrictions and vesting and other terms as determined by the Compensation and Stock Option Committee.

The Committee believes it appropriate to take into account the tax consequences of employee benefits design and the award of executive compensation in order to balance the Company’s interests with those of participants in the Company’s plans. With regard to executive compensation, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Company’s chief executive officer or any of the four most highly compensated executive officers. Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance based” as defined in Section 162(m). Although the current cash compensation levels of the Company’s executives generally remain well below the $1 million limit, the Committee intends to consider the effect of Section 162(m) in the design and implementation of its executive compensation plans. However, the Committee also believes it is appropriate to take into account considerations other than tax treatment, such that compensation actions may not always qualify for tax deductibility under Section 162(m) or other favorable tax treatment to the Company.

Compensation of Chief Executive Officer

Mr. Jones’ compensation for fiscal 2005 was determined in the manner and in accordance with the policies described above.

During fiscal 2005, the Company continued to experience excellent improvement in its operating performance. For the 12 months ended March 31, 2005, the Company earned $34.0 million, representing an 18.2% increase over the prior year, an 11.8% return on average assets and a 20.1% return on average equity. During fiscal 2005, Mr. Jones oversaw increases in the Company’s office network of 53 net new offices, and in gross loans receivable, the Company’s primary earning assets, of 13.3%. Additionally, the Committee has compared Mr. Jones’ compensation package to those of chief executive officers of similar companies. Based on these factors, the Committee believes that Mr. Jones’ compensation as Chief Executive Officer appropriately reflects the Company’s short-term and long-term performance.

COMPENSATION AND STOCK OPTION COMMITTEE

James R. Gilreath, Chairman

Ken R. Bramlett, Jr.

William S. Hummers, III

Charles D. Way

Summary Compensation Table

The following table sets forth certain information with respect to compensation paid or accrued by the Company during the fiscal years ended March 31, 2005, 2004 and 2003 with respect to the chief executive officer of the Company and, except as otherwise noted, the four other executive officers of the Company whose salary and bonus exceeded $100,000 in the fiscal year ended March 31, 2005.

Summary Compensation Table

	Year	Annual Compensation			Long-Term Compensation Award	All Other Compensation($)
Name and Principal Position		Salary($)	Bonus($)	Other Annual Compensation($)	Securities Underlying Options (#)
Charles D. Walters Chairman(1)	2005 2004 2003	285,000 283,500 274,667	— 166,500 379,500	(2) (2) (2)	— — 10,000	74,156 120,652 68,282	(3) (4) (5)

Douglas R. Jones President and Chief Executive Officer(6)	2005 2004 2003	262,500 238,540 208,000	278,250 350,000 259,875	(2) (2) (2)	— 125,000 35,000	5,825 5,023 4,201	(7) (7) (7)

A. Alexander McLean, III Executive Vice President and Chief Financial Officer	2005 2004 2003	217,082 206,742 196,875	183,809 233,408 218,295	(2) (2) (2)	5,000 10,000 7,500	5,790 4,798 4,182	(7) (7) (7)

Mark C. Roland Executive Vice President and Chief Operating Officer(8)	2005 2004 2003	168,000 158,725 152,350	133,557 182,000 151,645	(2) (2) (2)	5,000 10,000 7,500	4,285 3,780 3,715	(7) (7) (7)

Charles F. Gardner, Jr. Senior Vice President Western Division	2005 2004 2003	119,792 114,033 107,950	74,674 102,500 95,600	(2) (2) (2)	5,000 7,500 5,000	4,482 3,766 3,795	(7) (7) (7)

(1)	Mr. Walters served as the Company’s Chief Executive Officer until August 6, 2003.
(2)	Certain amounts may have been expended by the Company which may have had value as a personal benefit to the named officer. However, the total value of such benefits did not exceed the lesser of $50,000 or 10% of the annual salary and bonus of such named officer for the fiscal year reported.
(3)	Includes $5,712 in company-matching contributions under the Company’s 401(k) plan and $68,444 paid to Mr. Walters as reimbursement for life insurance premiums paid by him to purchase insurance covering his life.
(4)	Includes $4,790 in company-matching contributions under the Company’s 401(k) plan and $115,862 paid to Mr. Walters as reimbursement for life insurance premiums paid by him to purchase insurance covering his life.
(5)	Includes $4,171 in company-matching contributions under the Company’s 401(k) plan and $64,111 paid to Mr. Walters as reimbursement for life insurance premiums paid by him to purchase split-dollar insurance covering his life. The split-dollar arrangement was subsequently discontinued and all previous advances made by the company were repaid.
(6)	Mr. Jones served as the Company’s Chief Operating Officer until August 6, 2003, at which time he succeeded Mr. Walters as the Company’s Chief Executive Officer.
(7)	Amount represents company-matching contributions under the Company’s 401(k) plan.
(8)	Mr. Roland was promoted to Chief Operating Officer effective April 1, 2005.

Option Grants Table

The following table sets forth information with respect to options granted during the fiscal year ended March 31, 2005 to the named officers.

Option Grants in Last Fiscal Year(1)

	Individual Grants		Exercise or Base Price ($/Sh)(1)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year (%)
					5% ($)	10%($)
Charles D. Walters	—	—	—	—	—	—
Douglas R. Jones	—	—	—	—	—	—
A. A. McLean, III	5,000	3.0%	$23.53	10/28/14	74,000	187,500
Mark C. Roland	5,000	3.0%	$23.53	10/28/14	74,000	187,500
Charles F. Gardner, Jr.	5,000	3.0%	$23.53	10/28/14	74,000	187,500

(1)	All Options shown in this table were granted under the Company’s 2002 Stock Option Plan at the fair market value of the Shares on the date of grant (defined as the closing sale price of the Shares as quoted on the NASDAQ National Market System).
(2)	These amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and common stock holdings cannot be predicted, and there can be no assurance that the gains set forth in the table can be achieved. No gains to the option holders are possible without increases in the price of the Shares, which will benefit all shareholders.

Option Exercises and Year-End Value Table

The following table sets forth information with respect to option exercises and unexercised options held by the named executive officers as of March 31, 2005.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Charles D. Walters	214,192	2,893,367	6,000	14,000	102,980	240,420
Douglas R. Jones	5,000	110,080	91,000	98,000	1,372,160	1,040,772
A. Alexander McLean, III	81,018	1,323,531	173,333	25,500	3,109,301	296,285
Mark C. Roland	30,500	550,637	4,000	27,500	50,980	334,821
Charles F. Gardner, Jr.	30,500	550,637	—	20,000	—	224,956

(1)	The fair market value used for computations in this column was $25.52, which was the last sales price of the shares on March 31, 2005.

Employment and Severance Agreements

The Company maintains employment agreements with Messrs. Jones and McLean. The agreement of Mr. Jones was amended and restated effective June 1, 2003 in connection with the transfer of the position of Chief Executive Officer from Mr. Walters to Mr. Jones effective August 6, 2003.

These agreements expire on March 31, 2006. The terms of these agreements are each three years and provide for current annual base salaries of not less than $285,000 for Mr. Jones and $230,000, for Mr. McLean, as determined by the Compensation and Stock Option Committee. These salaries are subject to annual increases as determined by the Committee. In addition, the agreements provide for the payment of annual cash incentive payments in accordance with the terms of the Company’s Executive Incentive Plan, based on the Company’s achievement of certain pre-established performance criteria. For fiscal 2005, the performance criteria related to achievement of a certain level of earnings per common share, a certain amount of growth in loans receivable, the control of general and administrative expense within certain limits, and control over the level of charge-offs.

Under the agreements with Messrs. Jones and McLean, the Company has agreed to provide each with long-term disability insurance benefits equal to 60% of such executive’s base salary at the time of disability. These agreements also provide for severance payments and the continuation of certain benefits if the executive is terminated without cause or constructively discharged (as defined in the agreements). In the event of such termination without cause or constructive discharge, including any such termination or discharge that occurs within one year after a change of control of the Company, the executive is entitled to receive (i) severance pay equal to 100% of such executive’s base salary at the time of termination or change of control, as the case may be, for the longer of 24 months or the remaining term of the employment agreement, (ii) the continuation of all other perquisites and benefits available under the agreement for a period of 24 months from the date of termination, and (iii) annual incentive compensation payments prorated to the date of termination.

Messrs. Jones and McLean have agreed not to compete with the Company during the term of their employment and for two years thereafter.

In connection with Mr. Walters’ retirement from the position of Chief Executive Officer effective August 6, 2003, his employment agreement was amended and restated effective June 1, 2003, and was further amended effective January 28, 2004. Under the salary continuation and severance provisions of the amended and restated agreement, Mr. Walters will continue to be paid his base salary of $285,000, and will continue to receive other salaried employee benefits, through March 31, 2006. For fiscal 2004, Mr. Walters received a pro-rated annual incentive award under the Company’s Executive Incentive Plan equal to 5/12 of the award he would have received had he remained Chief Executive Officer for all of fiscal 2004.

In addition, during the term of the amended agreement, the Company will provide Mr. Walters with long-term disability insurance benefits equal to 60% of his base salary at the time of disability. The amended agreement also modified an arrangement with respect to life insurance that formerly had been provided by the Company to satisfy a covenant in Mr. Walters’

employment agreement that the Company maintain at least $2,000,000 in life insurance coverage for the benefit of Mr. Walters’ designated beneficiary. Although the Company had formerly satisfied this obligation by making premium payments on a split-dollar life insurance policy, this policy was unwound pursuant to the amended agreement in exchange for the Company’s agreement to reimburse Mr. Walters (including gross-ups for any taxes he incurs as a result of such reimbursements) for his cost to purchase $1,000,000 of life insurance during the remaining term of the amended employment agreement. The Company has also agreed, through March 31, 2006, to provide Mr. Walters with office space and administrative assistance sufficient to enable him to perform his duties to the Company and to pay for the preparation of his tax return.

In exchange for these benefits, Mr. Walters has agreed not to compete with the Company for a period of 24 months following the termination of his period of employment.

Supplemental Executive Retirement Plan

The Company has instituted a Supplemental Executive Retirement Plan (“SERP”), which is a non-qualified executive benefit plan in which the Company agrees to pay the executive additional benefits in the future, usually at retirement, in return for continued employment by the executive. The Company selects the key executives who participate in the SERP. The SERP is an unfunded plan, which means there are no specific assets set aside by the Company in connection with the establishment of the plan. The executive has no rights under the agreement beyond those of a general creditor of the Company. The Company has currently entered into SERP contracts with nine senior level managers, including all executive officers. The SERP contracts provide for a retirement benefit of 45% of the executive’s final base salary, multiplied by a “Days of Service Fraction” should the executive elect early retirement. No executive will be granted early retirement until he has reached age 57 and has been a participant of the plan for at least eight years.

The expected benefits associated with the Company’s CEO and its other four executive officers, assuming retirement at current base salary at the age indicated, are as follows:

Name	Year of Birth	Retirement Age	Annual Retirement Benefit	Duration of Retirement Benefits
Charles D. Walters	1939	67	$128,250	15 years
Douglas R. Jones	1951	65	197,000	15 years
A. Alexander McLean III	1951	65	159,000	15 years
Mark C. Roland	1956	65	169,000	15 years
Charles F. Gardner, Jr.	1961	65	130,000	15 years

Approval of 2005 Stock Option Plan

The Board is submitting the Company’s 2005 Stock Option Plan (the “2005 Plan”) to the shareholders for their approval. The Board approved the 2005 Plan, and it will become effective on August 1, 2005, subject to shareholder approval. As of the date of this statement, no awards have been granted under the 2005 Plan.

The Board believes that adoption of the 2005 Plan is in the best interests of the Company because of the need to provide equity incentive awards to attract, retain and motivate quality employees and directors, to remain competitive in the industry and to align participants’ interests with those of the Company’s other shareholders. For these reasons, the Board unanimously recommends a vote FOR the adoption of the 2005 Plan.

The principal provisions of the 2005 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the 2005 Plan, a copy of which is attached to this statement as Appendix B.

Summary of the 2005 Plan

General. The 2005 Plan provides that the Company may grant stock options and restricted stock awards to employees and directors of the Company or its subsidiaries and any permitted transferees of these eligible participants. The primary purpose of the 2005 Plan is to promote the growth and long-term financial interest of the Company by (1) increasing personal participation of directors and employees in the financial performance of the Company; (2) motivating them to achieve long-range goals and (3) enabling the Company to attract and retain directors and employees of outstanding competence.

Shares Subject to the Plan. An aggregate of 1,000,000 Shares (assuming approval of the 2005 Plan) have been reserved by the Board for issuance under the 2005 Plan. If any award pursuant to the 2005 Plan is forfeited for any reason, the Shares released from such award will again become available for issuance under the 2005 Plan. None of the Shares authorized under the Company’s 1992, 1994, or 2002 Stock Option Plans will be made available under the 2005 Plan. The number of Shares that may be delivered under the 2005 Plan (as well as the exercise prices of outstanding options) will be adjusted to reflect any change in the capitalization of the Company as contemplated in the 2005 Plan.

Administration. The 2005 Plan will be administered by the Compensation and Stock Option Committee of the Board (the “Committee”), the members of which are appointed by the Board. The Committee must be comprised of two or more directors who are not employees of the Company. The Board also intends to appoint to the Committee directors who are “outside directors” as that term is defined pursuant to Section 162(m) of the Internal Revenue Code, as amended (the “Code”) and “non-employee” directors as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”). Subject to the terms of the 2005 Plan, the Committee will determine the participants who are to receive awards, the timing of awards, the number of Shares subject to each award and the terms and conditions of such awards. The Committee also has complete authority to interpret all terms and provisions of the 2005 Plan and the awards granted thereunder and to establish and amend rules and regulations for the 2005 Plan.

The Committee may designate selected Committee members or other persons to assist the Committee in the administration of the 2005 Plan and may grant authority to such persons to execute documents, including award agreements, on behalf of the Committee.

Eligibility. Only employees may receive options intended to quality as ISOs (as defined below) under the 2005 Plan. NQOs (as defined below) and restricted stock may be awarded under the 2005 Plan to employees and directors of the Company or any subsidiary or permitted transferees of these persons. As of the date of this statement, approximately 2,000 employees are eligible to receive options and restricted stock awards under the 2005 Plan, including employees who are directors, and all four of the Company’s non-employee directors are eligible to receive options (in each case, assuming the shareholders approve the 2005 Plan).

Terms of Options and Restricted Stock Awards. The 2005 Plan permits the granting of options that are intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code and those that are not intended to qualify under Section 422 of the code (“NQOs”). ISOs may be granted only to employees, and a maximum of 350,000 Shares may be issued pursuant to ISOs over the life of the 2005 Plan. The exercise price for each option granted under the 2005 Plan must be at least 100% of the fair market value of a Share at the time the option is granted. “Fair market value” is generally defined as the closing sales price per Share on the trading day immediately preceding date the Committee grants the option. Options are exercisable within the times and upon the conditions as the Committee may determine, as set forth in the applicable option agreement. Unless approved by the Company’s shareholders, the 2005 Plan expressly prohibits the repricing of options, whether by lowering their exercise price or by requiring that they be surrendered to the Company in exchange for options with a lower exercise price. No person will be eligible to receive options with respect to more than 75,000 Shares in any calendar year under the 2005 Plan.

The Committee will determine the terms of any restricted stock awards made under the 2005 Plan. A maximum of 400,000 Shares may be issued pursuant to restricted stock awards.

Restricted stock awards may be conditioned on the achievement of one or more performance measures based on the financial results or condition of the Company or a division or facility of the Company. These performance measures may be based on any one or more of the following, as selected by the Committee: economic profit, operating profit, net earnings, net income, pretax income, consolidated operating income, segment operating income, return on equity, return on assets, return on capital, earnings growth, cash flow, working capital, share appreciation, total shareholder return, total business return, EBITDA, and earnings per share of Common Stock. For such performance-based restricted stock awards, the grant of the awards and the establishment of the performance measures must be made during the period required under Section 162(m) of the Code. In addition, no more than 50,000 shares of Common Stock may be subject to performance-based restricted stock awards granted to any one individual during any calendar year.

The Committee has discretion, upon the occurrence of a change in control of the Company (as defined in the 2005 Plan), to accelerate the vesting of all outstanding options and restricted stock awards. In the event that the change in control transaction is a merger or consolidation in which the Company is not the survivor or which results in the acquisition of substantially all of the Company’s outstanding stock by one or more persons acting in concert, or is a sale or transfer of all or substantially all of the Company’s assets, then the Committee has discretion to provide that all options will either be terminated effective upon consummation of the transaction or canceled in exchange for payment of the in-the-money value of the options in cash or securities.

Under the 2005 Plan, a change in control of the Company is generally deemed to have occurred if any of the following events occur: (a) a tender offer or exchange offer is consummated for the acquisition of, or any person (as defined under the Exchange Act) is or becomes the beneficial owner of, 25% or more of the combined voting power of the Company’s then outstanding securities; (b) the Company merges or consolidates with another entity and as a result, less than 75% of the outstanding voting securities of the surviving entity are owned in the aggregate by the Company’s former shareholders (other than “affiliates” within the meaning of the Exchange Act or any party to the transaction); (c) the Company transfers substantially all its assets to any entity other than a wholly owned subsidiary; or (d) as the result of a tender offer, merger, consolidation, sale of assets or contested election, or any combination thereof, the persons who were directors of the Company immediately prior to the transaction cease to constitute at least a majority of the board.

    Except as otherwise provided in the 2005 Plan, Awards will not be transferable by the Participant other than by will, the laws of descent and distribution or a qualified domestic relations order. The Committee in its discretion may allow a participant to transfer Awards granted under the 2005 Plan by gift or other transfer other than for value to any of the following: (i) any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the participant, including in all cases adoptive relationships (each, a “Family Member”); (ii) a trust in which either the participant or the participant’s Family Members have more than 50% of the beneficial interest; (iii) foundation in which the participant or the participant’s Family Members control the management of assets; (iv) any other entity in which the participant or the participant’s Family Members own more than 50% of the voting interests; or (v) any other transferee whose exercise or receipt of Awards or sale of the underlying Shares acquired thereby is permitted to be registered under Form S-8 or any similar successor form as in effect from time to time pursuant to the rules of the Securities and Exchange Commission.

    The Company intends that ISOs will be transferable only to the extent permitted by applicable tax regulations.

Amendment of Plan and Awards. In general, the Committee may at any time amend, suspend or terminate the 2005 Plan. However, absent approval of the Company’s shareholders, the Committee may not amend the 2005 Plan to: (i) alter the prohibition on repricing options, (ii) increase the number of Shares issuable under the 2005 Plan, either generally or to any one participant during a calendar year, or the number of Shares issuable pursuant to ISOs or restricted stock awards or (iii) decrease the minimum exercise price of options. Approval of the Company’s shareholders may also be required in order to effect other amendments to the 2005 Plan that are deemed material amendments under applicable NASDAQ or exchange rules or tax regulations.

The Committee has the right and discretion to modify, amend or cancel any award after it has been granted if: (i) the modification, amendment or cancellation does not diminish preexisting rights or benefits of the recipient under the award (provided, that any modification, amendment or cancellation that results solely in a change in tax consequences with respect to an award is not deemed to diminution of a recipient’s rights or benefits); (ii) an award recipient consents to such modification, amendment or cancellation; (iii) the Company is dissolved or liquidated; (iv) the 2005 Plan or the award agreement provides for such modification, amendment or cancellation; or (v) the Company would otherwise have the right to make such modification, amendment or cancellation under applicable law.

Equity Plan Compensation Information. The following table sets forth certain information as of March 31, 2005, regarding the Company’s three existing equity compensation plans (other than the 2005 Plan being proposed for shareholder approval) which are the 1992 Stock Option Plan, the 1994 Stock Option Plan, and the 2002 Stock Option Plan. All of these plans have been approved by the Company’s shareholders.

Equity Compensation Plan Information

as of March 31, 2005

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
All equity compensation plans approved by security holders	1,237,631	$11.60	59,000

Federal Income Tax Consequences.

The following is a general summary as of the date of this statement of the federal income tax consequences to the company and to participants under the 2005 plan. Tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This summary does not address the tax consequences to any person or entity to whom or which an award is transferred or to a transferring participant. Each participant and transferee of an award is encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 2005 plan.

Options. A participant who is granted an option (either an ISO or NQO) will not recognize income at the time of grant, and the Company will not be entitled to a tax deduction by reason of such grant. Upon exercise of a NQO, the excess of the Share’s fair market value on the exercise date over the exercise price will be considered ordinary income to the participant. The Company is entitled to a tax deduction at the same time and in the same amount, provided that the Company complies with the applicable withholding requirements. Upon exercise of an ISO, the participant will not recognize taxable income (unless the participant is subject to the federal alternative minimum tax), and the Company is not entitled to a tax deduction by reason of such exercise. However, if Shares purchased pursuant to the exercise of an ISO are sold within two years from the date of grant or within one year after the transfer of such Shares to the participant, then the gain realized upon such disposition, up to the difference between the fair market value of the Shares at the date of exercise and the exercise price, will be considered ordinary income, and the Company will be entitled to a tax deduction at the same time and in the same amount. For disposition after the above time limits, the gain represented by the differences from the sales proceeds and the exercise price will be taxed as a capital gain. In the event of a sale of Shares purchased upon exercise of a NQO, any appreciation above or depreciation below the fair market value at the date of exercise will generally qualify as capital gain or loss.

Restricted Stock Awards. Generally, a participant who receives a restricted stock award will be taxed at ordinary income rates on the value of the vested portion of such award in the year in which such portion vests, and the Company will be entitled to take a tax deduction at that time and in the same amount.

Deferred Compensation Regulations. Awards under the 2005 Plan are intended to be exempt from, or in compliance with, the provisions of Section 409A of the Internal Revenue Code and all related regulations and rules. Notwithstanding any other provision of the 2005 Plan, the Committee and the Board are authorized to revise any of the terms and provisions of the 2005 Plan to the extent necessary to cause Awards to be exempt from or in compliance with Section 409A and all related regulations and rules.

    Effective Date; Duration. As noted above, the 2005 Plan will become effective on August 1, 2005. Its existence is subject to the approval by holders of a majority of the outstanding Shares of Common Stock. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted hereunder after the ten-year anniversary of the Effective Date.

As of June 30, 2005, no options or restricted stock awards have been granted or proposed to be granted under the 2005 Plan.

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Report of the Audit Committee of the Board of Directors

The Audit Committee is composed of three directors, each of whom is independent within the meaning of applicable NASDAQ rules and all of whom have accounting or related financial management expertise. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. Our responsibility, as members of the Audit Committee, is to assist the Board of Directors in fulfilling its oversight responsibilities by monitoring these processes.

Our oversight of these processes and considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or, that the audit of our Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

In this context, the Audit Committee met with management and the independent accountants to review and discuss the Company’s March 31, 2005 audited consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee also received written disclosures and a letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence. In particular, the Audit Committee considered whether the provision of non-audit services described below is compatible with maintaining the independence of the accountants.

Based upon the Audit Committee’s discussions with management and the independent accountants, and the Audit Committee’s review of the representations of management and the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Charles D. Way, Chairman

Ken R. Bramlett, Jr.

William S. Hummers, III

Audit Committee Pre-Approval of Services Provided by the Independent Auditors

As mandated by SEC regulations, the Audit Committee pre-approves all audit and permitted non-audit services provided to the Company by its independent auditors. The Audit Committee’s practice in this regard is to have the independent auditors, in conjunction with their proposed engagement to provide annual audit services, provide for the Audit Committee’s review and approval the terms of additional proposed engagements regarding matters such as tax compliance and employee benefit plan audits. To the extent that any other services not detailed on these engagements are proposed throughout the year, these services may be undertaken only after review with, and approval by, the Audit Committee Chairman, who reports on such services to the full Audit Committee at its regularly scheduled meetings.

Audit Fees

KPMG, LLP billed us the following amounts in aggregate fees for fiscal years 2005 and 2004 audit services, the review of the financial statements included in quarterly reports on Form 10-Q during those years and the services that are normally provided by them in connection with statutory and regulatory filings:

2005 — $270,000	2004 — $124,000

The amount shown for fiscal 2005 does not include additional unbilled fees of $102,000 for audit services in fiscal 2005. This extraordinary increase in Audit fees was primarily due to the expense of complying with the requirements of §404 of the Sarbanes-Oxley Act of 2002 and the Public Companies Accounting Oversight Board (PCAOB) Standard No. 2.

Audit-Related Fees

KPMG LLP billed us the following amounts in aggregate fees for fiscal years 2005 and 2004 for assurance and related services, other than those described above under “-Audit Fees,” that are reasonably related to the performance of the audit or review of our financial statements:

2005 — $20,000	2004 — $18,000

In 2005 and 2004, these fees were billed for the audit of the Company’s Retirement Savings Plan.

Tax Fees

For fiscal 2005 and 2004, KPMG LLP billed us the following amounts in aggregate fees for tax compliance, tax advice and tax planning services:

2005 — $68,000	2004 — $75,000

This does not include additional unbilled fees of $15,000 for tax services in fiscal 2005.

All Other Fees

There were no other fees billed for other services rendered by KPMG LLP for fiscal years 2005 and 2004.

Of all the fees reported above, none were approved pursuant to the de minimis exception to the audit committee pre-approval requirements specified in Rule 2-01(c)(7)(i)(C) of Regulation S-X.

The Audit Committee has approved the selection of the firm KPMG LLP as independent public accountants to examine the books of the Company and its subsidiaries for the current fiscal year, to report on the consolidated balance sheet and related statement of operations of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board.

The Company has been advised by KPMG LLP that the firm did not have any direct financial interest or any material indirect financial interest in the Company and its subsidiaries during the Company’s most recent fiscal year.

Representatives of KPMG LLP are expected to be present at the Meeting with the opportunity to make a statement if they so desire, and they are expected to be available to respond to appropriate questions.

Approval of the proposal requires the affirmative vote of a majority of the Shares voted on the proposal. Should the shareholders vote negatively, the Board of Directors will consider a change in accountants for the next year.

The Board unanimously recommends a vote FOR ratifying the selection of KPMG LLP as independent public accountants to audit the books of the Company and its subsidiaries for the current year.

PROPOSALS FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to present proposals for consideration at next year’s annual meeting are advised that any such proposal must be received by the Secretary of the Company by no later than the close of business on March 2, 2006, if such proposal is to be considered for inclusion in the proxy statement and proxy appointment form relating to that meeting. Only persons who have held beneficially or of record the lesser of at least $2,000 in market value, or 1% of the outstanding Common Stock, for at least one year on the date the proposal is submitted and who continue in such capacity through the meeting date are eligible to submit proposals to be considered for inclusion in the Company’s proxy statement. In addition, under SEC rules, proxies of the Board of Directors may exercise their discretionary voting authority to vote against any shareholder proposal raised at next year’s annual meeting if notice of such proposal is received by the Secretary of the Company later than the close of business on May 16, 2006.

OTHER MATTERS

The Board and the Company’s officers are not aware of any other matters that may be presented for action at the Meeting, but if other matters do properly come before the Meeting, it is intended that Shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

You are cordially invited to attend this year’s Meeting. However, whether you plan to attend the Meeting or not, you are respectfully urged to sign and return the enclosed proxy, which will, of course, be returned to you at the Meeting if you are present and so request.

C. D. WALTERS

Chairman of the Board

June 30, 2005

Appendix A

CHARTER OF THE NOMINATING AND

CORPORATE GOVERNANCE COMMITTEE

OF THE BOARD OF DIRECTORS

OF

World Acceptance Corporation

Organization

The Board of Directors shall from time to time elect from its members a Nominating and Corporate Governance Committee (the “Committee”) consisting of not less than three members who are not officers of the Corporation, one of whom shall be designated as chairman.

Meetings

The Committee will meet at the discretion of the Board of Directors or at the call of the chairman or any two members thereof. The chairman shall designate a person, who need not be a member of the Committee, to act as secretary. Minutes of the proceedings of the Committee shall be kept in minute books provided for that purpose. The agenda of each meeting will be prepared by the secretary at the direction of the chairman and, whenever reasonably practicable, circulated to each member prior to the meeting.

Specific Responsibilities

A.	With respect to the Board of Directors, the Committee shall:

(1)	Consider the size, function and needs of the Board.

(2)	Discuss with the Board and establish the criteria for selection of candidates for membership on the Board.

(3)	Review candidates for election as Director.

(4)	Conduct such inquiries as it deems necessary into the background and qualifications of possible candidates, including contacting potential candidates to determine their interest.

(5)	Recommend to the Board nominees to fill vacancies between annual meetings of shareholders and recommend to the Board the list of nominees for whose election proxies are to be solicited and voted at each annual meeting of shareholders.

(6)	Conduct a periodic review of both management and nonmanagement Director performance and work with the Chairman of the Board and Chief Executive Officer of the Corporation to remedy any unsatisfactory performance.

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B.	With respect to the committees of the Board of Directors, the Committee shall:

(1)	Monitor and make recommendations to the Board with respect to the functions of the various committees of the Board.

(2)	Make recommendations to the Board with respect to the membership of the various committees of the Board including, but not limited to, the membership of the Audit Committee and the membership of the Compensation and Stock Option Committee.

C.	With respect to management succession, the Committee shall:

(1)	Review management succession plans with the Chief Executive Officer.

(2)	Select and present to the Board the names of persons to be considered as successor to the Chief Executive Officer, the President, and such other senior executive officers as the Committee may deem appropriate.

(3)	Report to the Board any concerns or issues that might indicate that organizational strengths are not equal to the requirements of the Corporation’s long-range goals.

D.	With respect to other duties, Committee shall:

(1)	Consider all matters of corporate governance.

(2)	Review issues with respect to the structure of the meetings of the Board of Directors and the matters to be considered by the Board.

(3)	Consider questions of possible conflicts of interest of members of the Board and of those senior executives of the Corporation who serve on any of the Corporation’s committees.

(4)	Advise the Compensation Committee on matters with respect to changes in Director compensation.

(5)	Discuss with the Board and establish Director retirement policies.

Procedural Matters

A majority of the members, but not less than two, will constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee may meet by telephone or video conference and may take action by written consent.

Approved and adopted at the regularly scheduled meeting of the Board of Directors of World Acceptance Corporation on October 24, 2002.

A-2

Appendix B

WORLD ACCEPTANCE CORPORATION

2005 STOCK OPTION PLAN

SECTION 1

GENERAL

1.1 Purpose. This World Acceptance Corporation Stock Option Plan (this “Plan”) has been established by World Acceptance Corporation (the “Company”) to (i) attract and retain the services of persons eligible to participate in this Plan; (ii) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (iii) provide incentive compensation opportunities that are competitive with those of other similar companies; and (iv) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.

1.2 Participation. Subject to the terms and conditions hereof, the Committee shall determine and designate, from time to time, from among the Eligible Individuals who will be granted one or more Awards under the Plan, and thereby become “Participants” herein.

1.3 Operation, Administration, and Definitions. The operation and administration of this Plan, including the Awards made hereunder, shall be subject to the provisions of Section 5. Capitalized terms shall be defined as set forth herein (including the definition provisions of Section 9).

SECTION 2

EMPLOYEE OPTIONS

2.1 Grant of Options. The Committee may, in its discretion, from time to time grant to Eligible Individuals options to purchase Stock (each, an “Option”), subject to the terms and conditions of this Plan, at an Exercise Price established by the Committee. Any Option granted under this Section 2 may be either an ISO or an NQO, as determined in the discretion of the Committee. An “ISO” is an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. An “NQO” is an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code.

2.2 Exercise Price. The “Exercise Price” of each Option granted under this Section 2 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock).

2.3	Exercise. An Option granted under this Section 2 shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee; provided that no Option may be exercisable for a term greater than ten years.

2.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 2 shall be subject to the following:

(a) Subject to the following provisions of this Section 2.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 2.4(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

2.5 Settlement of Award. Settlement of Options is subject to Section 5.7.

2.6 Repricing. Except for adjustments pursuant to Section 5.2(e) (relating to the adjustment of shares), unless approved by the Company’s shareholders, the Exercise Price for any outstanding Option granted hereunder may not be decreased after the date of grant, nor may an outstanding Option granted hereunder be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.

SECTION 3

DIRECTOR OPTIONS

3.1 Grant of Options. The Committee may, in its discretion, from time to time grant Options to members of the Board who are not employees of the Company or any of its Subsidiaries, subject to the terms and conditions of this Plan, at an Exercise Price established by the Committee. Each Option granted under this Section 3 will be an NQO.

3.2 Exercise Price. The “Exercise Price” of each Option granted under this Section 3 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted, except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock) provided that no Option may be exercisable for a term greater than ten years.

3.3 Exercise. An Option granted under this Section 3 shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee;

3.4 Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Section 3 shall be subject to the following:

(a) Subject to the following provisions of this Section 3.4, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 3.4(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

3.5 Settlement of Award. Settlement of Options is subject to Section 5.7.

3.6 Repricing. Except for adjustments pursuant to Section 5.2(e) (relating to the adjustment of shares), unless approved by the Company’s shareholders, the Exercise Price for any outstanding Option granted hereunder may not be decreased after the date of grant, nor may an outstanding Option granted hereunder be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.

SECTION 4

RESTRICTED STOCK AWARDS

4.1 Award of Restricted Stock. Subject to the terms and conditions of this Plan, the Committee may, in its discretion, from time to time grant to Eligible Individuals shares of Stock that are subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee (such shares of Stock, “Restricted Stock”).

4.2 Restrictions on Awards. Each Award of Restricted Stock shall be subject to the following:

(a) Any such Restricted Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

(b) The Committee may designate whether any such Restricted Stock Award being granted to any Participant is intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. All such Restricted Stock Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more performance measures, to the extent required by Code section 162(m). The performance measures that may be used by the Committee for such Awards shall be based on any one or more of the following, as selected by the Committee: economic profit, operating profit, net earnings, net income, pretax income, consolidated operating income, segment operating income, return on equity, return on assets, return on capital, earnings growth, cash flow, working capital, share appreciation, total shareholder return, total business return, EBITDA, and earnings per share of the Stock of the

Company. Where applicable, performance measures may be measured on a Company, division or facility level, as determined by the Committee. For awards under this Section 4 intended to be “performance-based compensation,” the grant of the Awards and the establishment of the performance measures shall be made during the period required under Code section 162(m).

SECTION 5

OPERATION AND ADMINISTRATION

5.1 Effective Date. Subject to the approval of the shareholders of the Company at the Company’s 2005 annual meeting of its shareholders, this Plan shall be effective as of August 1, 2005 (the “Effective Date”); provided, however, that to the extent that Awards are granted hereunder prior to such approval by shareholders, such Awards shall be contingent on approval of this Plan by the shareholders of the Company at such annual meeting. This Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that no Awards may be granted hereunder after the ten-year anniversary of the Effective Date.

5.2 Shares Subject to Plan. The shares of Stock for which Awards may be granted under this Plan shall be subject to the following:

(a) The shares of Stock with respect to which Awards may be made under the Plan shall be shares currently authorized but unissued, including shares subsequently reacquired by the Company, whether purchased in the open market or in private transactions.

(b) Subject to the following provisions of this Section 5.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 1,000,000 shares.

(c) To the extent provided by the Committee, any Award may be settled in cash rather than Stock. To the extent, but only to the extent, that any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award for any reason expires, lapses or is canceled, terminated or forfeited, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

(d) Subject to Section 5.2(e), the following additional maximums are imposed under the Plan.

(i)	The maximum number of shares of Stock that may be issued by Options intended to be ISOs shall be 350,000 shares.

(ii)	The maximum number of shares that may be covered by Awards granted to any one individual pursuant to Section 2 (relating to Options) shall be 75,000 shares during any one calendar-year period.

(iii)	The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 4 (relating to Restricted Stock Awards) shall be 400,000 shares.

(iv)	For Restricted Stock Awards that are intended to be “performance-based compensation” (as that term is used for purposes of Code section 162(m)), no more than 50,000 shares of Stock may be subject to such Awards granted to any one individual during any one-calendar-year period. If, after such Restricted Stock Awards have been earned, the delivery is deferred, any additional shares attributable to dividends during the deferral period shall be disregarded for purposes of this limitation.

(e) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable.

5.3 General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange, automated inter-dealer quotation system or similar entity.

5.4 Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant, through the surrender of shares of Stock which the Participant already owns, or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.

5.5 Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or a Subsidiary (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Subsidiary). Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

5.6 Dividends and Dividend Equivalents. An Award (including without limitation an Option) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock, as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.

5.7 Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or any combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, and may include converting such credits into deferred Stock equivalents.

5.8 Transferability. Except as otherwise provided herein, Awards granted under this Plan shall not be transferable by the Participant other than by will, the laws of descent and distribution or a qualified domestic relations order. The Committee in its discretion may allow a Participant to transfer of Awards granted under the Plan by gift or other transfer other than for value to any of the following:

(i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including in all cases adoptive relationships (each, a “Family Member”);

(ii) a trust in which either the Participant or the Participant’s Family Members have more than 50% of the beneficial interest;

(iii) a foundation in which the Participant or the Participant’s Family Members control the management of assets;

(iv) any other entity in which the Participant or the Participant’s Family Members own more than 50% of the voting interests ; or

(v) any other transferee whose exercise or receipt of Awards or sale of the underlying Stock acquired thereby is permitted to be registered under Form S-8 or any similar successor form as in effect from time to time pursuant to the rules of the Securities and Exchange Commission.

5.9 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

5.10 Agreement With Company. An Award under the Plan shall be subject to such terms and conditions, not inconsistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of any Award to any Participant shall be reflected in such form of written document as is determined by the Committee. A copy of such document shall be provided to the Participant, and the Committee may, but need not, require that the Participant sign a copy of such document. Such document is referred to in the Plan as an “Award Agreement” regardless of whether any Participant signature is required.

5.11 Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.

5.12 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.13 Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of participation in this Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability hereunder. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under this Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained herein shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.

(b) This Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee or other individual the right to be retained in the employ of the Company or any Subsidiary or the right to continue to provide services to the Company or any Subsidiary, nor any right or claim to any benefit hereunder, unless such right or claim has specifically accrued under the terms of this Plan. Except as otherwise provided herein, no Award under this Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.

5.14 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

SECTION 6

CHANGE IN CONTROL

(a) Subject to the provisions of Section 5.2(e) (relating to the adjustment of shares), the Committee will have discretion to provide, either in the applicable Award Agreement or by amendment to the Plan, that upon the occurrence of a Change in Control:

(i)	All outstanding Options shall become fully exercisable.

(ii)	All Restricted Stock shall become fully vested.

(b) In the event of a Change in Control that is a merger or consolidation in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding Stock by a single person or entity or by a group of persons or entities acting in concert, or in the event of a sale or transfer of all or substantially all of the Company’s assets (a “Covered Transaction”), the Committee shall have the discretion to provide for, as of the effective time of the Covered Transaction (i) the termination of all outstanding Options; provided that, if the Covered Transaction follows a Change in Control or would give rise to a Change in Control, no Option will be so terminated (without the consent of the Participant) prior to the expiration of 20 days following the later of (A) the date on which the Award became fully exercisable and (B) the date on which the Participant received written notice of the Covered Transaction; or (ii) an amount in cash or securities having a value (as determined by the Committee) equal to the product of (A) the number of shares of Stock subject to the Option, and (B) the amount, if any, by which the formula or fixed price per share paid to holders of pursuant to such Change in Control, exceeds the exercise price associated with such Option.

SECTION 7

COMMITTEE

7.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Section 7. The Committee shall be selected by the Board, and shall consist solely of two or more members of the Board who are not employees of the Company or any Subsidiary. If the Committee does not exist, or for any other reason determined by the Board, subject to applicable law, the Board may take any action hereunder that would otherwise be the responsibility of the Committee.

7.2 Powers of Committee. The Committee’s administration of this Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards under Sections 2 and 4, to determine the time or times of receipt, to determine the types of all Awards hereunder and the number of shares covered by such Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Section 8) to cancel or suspend Awards.

(b) To the extent that the Committee determines that the restrictions imposed hereby preclude the achievement of the material purposes of the Awards in any applicable jurisdiction, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of such jurisdictions. Specifically, and without limiting the foregoing, Awards under this Plan are intended to be exempt from, or to be in compliance with, the provisions of Section 409A of the Internal Revenue Code and all regulations and rules promulgated thereunder. Notwithstanding any other provision herein, the Committee and the Board shall have the authority to revise any of the terms and provisions hereof to the extent necessary to cause Awards to be exempt from or in compliance with Section 409A and all regulations and rules promulgated thereunder.

(c) The Committee will have the sole authority and discretion to interpret this Plan, to establish, amend, and rescind any rules and regulations relating hereto, to determine the terms and provisions of any Award Agreement made pursuant hereto, and to make all other determinations that may be necessary or advisable for the administration of this Plan.

(d) Any interpretation of this Plan by the Committee and any decision made by it hereunder is final and binding on all persons.

(e) In controlling and managing the operation and administration of this Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company, and applicable state corporate law.

7.3 Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, automated inter-dealer quotation system or similar entity, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

7.4 Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits hereunder must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan

SECTION 8

AMENDMENT AND TERMINATION

This Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate; provided, however, that absent approval of the shareholders of the Company, (i) no amendment may increase the limitations on the number of shares set forth in Sections 5.2(b) and (d) or decrease the minimum Exercise Price set forth in Sections 2.2 and 3.2; and (ii) the provisions of Sections 2.6 and 3.6 cannot be amended. The Committee shall have the right to modify, amend or cancel any Award after it has been granted if; (i) the modification, amendment or cancellation does not diminish the rights or benefits of the Participant under the Award (provided, however, that a modification, amendment or cancellation that results solely in a change in tax consequences with respect to an Award shall not be deemed a diminution of rights or benefits of such Award); (ii) the Participant consents to such modification, amendment or cancellation; (iii) there is a dissolution or liquidation of the Company; (iv) this Plan or the Award Agreement provides for such modification, amendment or cancellation; or (v) the Company would otherwise have the right to make such modification, amendment or cancellation under applicable law. Adjustments pursuant to Section 5.2(e) shall not be subject to the foregoing limitations of this Section 8.

SECTION 9

DEFINED TERMS

In addition to the other definitions contained herein, the following definitions shall apply:

(a) Award. The term “Award” shall mean any grant of Options or award of Restricted Stock under this Plan.

(b) Board. The term “Board” shall mean the Board of Directors of the Company.

(c) Change in Control. The term “Change in Control” means any of the following:

(i) A tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 25% or more of the combined voting powers of the Company’s then outstanding voting securities;

(ii) The Company is merged or consolidated with another entity and, as a result of such merger or consolidation, less than 75% of the outstanding voting securities of the surviving or resulting entity shall then be owned in the aggregate by the former shareholders of the Company, other than “affiliates” within the meaning of the Securities Exchange Act of 1934 or any party to such merger or consolidation;

(iii) The Company transfers substantially all of its assets to another entity that is not a wholly owned Subsidiary of the Company;

(iv) Any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or

(v) As a result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were members of the Board immediately prior to the transaction cease to constitute at least a majority thereof.

(d) Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(e) Eligible Individual. The term “Eligible Individual” shall mean (1) with respect to Awards of ISOs, any salaried employee of the Company or any Subsidiary, (ii) with respect to grants under Section 3 hereof, directors who are not employees of the Company and (iii) with respect to any other Awards, any employees or directors of the Company or any Subsidiary of the Company and any transferees of the foregoing to the extent permitted by the Committee and applicable law.

(f) Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(i) If the principal market for the Stock is a national securities exchange or the Nasdaq stock market, then the “Fair Market Value” as of that date shall be the closing price of the Stock on the immediately preceding date on the principal exchange or market on which the Stock is then listed or admitted to trading.

(ii) If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, then the “Fair Market Value” as of that date shall be the closing price for the Stock on the immediately preceding date as reported on the Nasdaq OTC Bulletin Board Service or by the National Quotation Bureau, Incorporated or a comparable service.

(iii) If the immediately preceding date is not a business day, and as a result, clauses (i) and (ii) above are inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day. If such clauses are otherwise inapplicable, then the Fair Market Value of the Stock shall be determined in good faith by the Committee.

(g) Subsidiaries. The term “Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code section 424(f)) with respect to the Company.

(h) Stock. The term “Stock” shall mean shares of common stock of the Company.

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting

of Shareholders

to be held on

August 3, 2005

FRONT

WORLD ACCEPTANCE CORPORATION

Revocable Proxy                                          ANNUAL MEETING OF SHAREHOLDERS

to be held on August 3, 2005

This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints A. Alexander McLean, III and Jeffrey W. Ohly as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of World Acceptance Corporation (the “Company”) held of record by the undersigned on June 17, 2005 at the annual meeting of shareholders to be held on August 3, 2005 or any adjournment thereof.

1. ELECTION OF DIRECTORS	FOR all nominees listed below	WITHHOLD AUTHORITY
	(except as marked to the contrary below) ☐	to vote for all nominees listed below ☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

Charles D. Walters; Douglas R. Jones; A. Alexander McLean, III; James R. Gilreath; William S. Hummers, III;

Charles D. Way; and Ken R. Bramlett, Jr.

2. PROPOSAL TO APPROVE THE 2005 STOCK OPTION PLAN

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

3. PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP as the Company’s independent public accountants

☐  FOR        ☐  AGAINST        ☐  ABSTAIN

Please sign and date on the reverse side and return in the enclosed postage-prepaid envelope.

BACK

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH PROPOSAL AND THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN, AND THIS PROXY WILL BE VOTED FOR EACH PROPOSAL AND FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED HEREIN UNLESS THE SHAREHOLDER DIRECTS OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS DIRECTED.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and Proxy Statement and revokes all proxies heretofore given by the undersigned.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

DATED:	, 2005

Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE